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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Cubic Energy, Inc.

        We hereby consent to inclusion in this registration statement on Form S-1 of Cubic Energy, Inc. of our report dated October 15, 2013, with respect to the balance sheet of Cubic Energy, Inc. (the "Company") as of June 30, 2013 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended June 30, 2013, and to the reference to our firm in such registration statement.

Vogel CPAs, PC (Formerly Philip Vogel & Co. PC)

Dallas, Texas
December 2, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm